Exhibit 10.4

July 18, 2021

Fast Radius, Inc.

113 N. May St.

Chicago, IL 60607

ECP Environmental Growth Opportunities Corp.

40 Beechwood Road

Summit, New Jersey 07901

Re:	Company Support Agreement

Ladies and Gentlemen:

This letter (this “Company Support Agreement”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), ENNV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Fast Radius, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The undersigned stockholders of the Company (each, a “Stockholder” and collectively, the “Stockholders”) are currently, and as of immediately prior to the Closing will be, the record owners of the number of outstanding Equity Interests of the Company detailed on Schedule A hereto (the shares of capital stock of the Company detailed thereon, the “Owned Shares” and, together with (1) any additional shares of capital stock of the Company (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record ownership after the date hereof, including, but not limited to, by purchase or other acquisition, as a result of any subdivision, stock split, stock dividend, reclassification or similar transaction, or upon exercise, exchange or conversion of any securities and (2) any additional shares of capital stock of the Company with respect to which such Stockholder has, or with respect to which such Stockholder acquires after the date hereof, the right to vote or share in the voting of, the “Covered Shares”).

In order to induce the Company and ENNV to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Stockholder hereby agrees with the Company and, at all times prior to any valid termination of the Merger Agreement in accordance with its terms, ENNV as follows:

1)	Each Stockholder irrevocably and unconditionally agrees that he, she or it shall validly execute and deliver to the Company in respect of all of the Stockholder’s Covered

Shares, as promptly as practicable (and in any event within two (2) Business Days) after the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger Agreement, the documents contemplated by the Merger Agreement, and the respective transactions contemplated by the Merger Agreement and such other documents (the “Requisite Stockholder Approval”). In addition, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) (a “Stockholder Meeting”) and in connection with any written consent of stockholders of the Company, such Stockholder shall:

a)	if a Stockholder Meeting is held, appear at such Stockholder Meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
b)

vote at such Stockholder Meeting (or execute and return an action by written consent with respect thereto), or cause to be voted at such Stockholder Meeting (or cause an action by written consent to be executed, returned and granted with respect thereto), all of such Stockholder’s Covered Shares owned as of the record date for such Stockholder Meeting (or the date on which the Stockholder executes (or causes to be executed) any written consent with respect to the Stockholder’s Covered Shares with respect thereto) in favor of the Requisite Stockholder Approval, and each other proposal related to the Business Combination included on the agenda for such Stockholder Meeting;

c)

vote at such Stockholder Meeting (or execute and return an action by written consent with respect thereto), or cause to be voted at such Stockholder Meeting (or cause an action by written consent to be executed, returned and granted with respect thereto), all of such Stockholder’s Covered Shares owned as of the record date for such Stockholder Meeting (or the date on which the Stockholder executes (or causes to be executed) any written consent with respect to the Stockholder’s Covered Shares with respect thereto) against any Acquisition Proposal or Alternative Transaction and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholders contained in this Company Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of the Company; and

d)

in any other circumstances upon which a consent or other approval is required under the governing documents of the Company or otherwise sought in connection with the Merger Agreement or the Business Combination, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof.

Prior to any valid termination of the Merger Agreement in accordance with its terms, each Stockholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Stockholders specified in this paragraph 1 shall apply whether or not the Merger, any Requisite Stockholder Approval or any action described above is recommended by the Board of Directors of the Company.

2)

Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Covered Shares, hereby irrevocably constitutes and appoints the then-acting Chief Executive Officer of ENNV as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Covered Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of paragraph 1 and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any Stockholder Meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) prior to the Termination Date and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Company Support Agreement pursuant to paragraph 11. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this paragraph 2 is given in connection with the execution by ENNV of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under paragraph 1. The irrevocable proxy set forth in this paragraph 2 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the then-acting Chief Executive Officer of ENNV in this Company Support Agreement.

3)

This Company Support Agreement, the Merger Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to each Stockholder and the Company. This Company Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by ENNV, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that ENNV’s execution of such an instrument will not be required after any valid termination of the Merger Agreement in accordance with its terms.

4)

No party hereto may, except as set forth herein, assign either this Company Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph 4 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Company Support Agreement shall be binding on each Stockholder, ENNV and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

5)

Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Business Combination and any rights to dissent with respect to the Business Combination.

6)

Nothing in this Company Support Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Company Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party hereto under this Company Support Agreement or for any Legal Proceeding in connection with, arising out of or otherwise resulting from this Company Support Agreement or the transactions contemplated hereby; provided, however, that nothing in this paragraph 6 shall limit any liability or other obligation of such Persons who are parties hereto for breaches of the terms and conditions of this Company Support Agreement by each such Person. All covenants, conditions, stipulations, promises and agreements contained in this Company Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

7)

This Company Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8)

If any provision of this Company Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Company Support Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Company Support Agreement, they shall take any actions necessary to render the remaining provisions of this Company Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Company Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

9)

This Company Support Agreement, and all claims or causes of action (whether in Contract, tort or otherwise) based upon, arising out of, or related to this Company Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Any Action based upon, arising out of or related to this Company Support Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Company Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph 9. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS COMPANY SUPPORT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMPANY SUPPORT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Company Support Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission (a) in the case of ENNV or the Company, as set forth in Section 12.3 of the Merger Agreement or (b) in the case of any Stockholder, as set forth in Schedule A hereto.

11)

This Company Support Agreement shall terminate upon the earlier of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Closing under the Merger Agreement (the earliest such date under clause (a) and b) being referred to herein as the “Termination Date”), provided that this paragraph 11 and paragraphs 3, 4, 6, 8, 9, 10, 13 and 16 hereof shall continue to apply. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Company Support Agreement shall be of no force and effect. No such termination shall relieve any Stockholder, ENNV or the Company from any liability resulting from a breach of this Company Support Agreement occurring prior to such termination.

12)

Each Stockholder hereby represents and warrants (severally and not jointly, as to himself, herself or itself only) to ENNV and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Company Support Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Company Support Agreement and to perform his or her obligations hereunder; (iii) this Company Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Company Support Agreement, this Company Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (iv) the execution and delivery of this Company Support Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the Governing Documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Equity Interests of the Company), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Company Support Agreement; (v) there are no Legal Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Company Support Agreement; (vi) except for fees described on Section 5.16 of the Company Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, the Company, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement, this Company Support Agreement or the transactions contemplated thereby or hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which ENNV, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Company Support Agreement and has had the opportunity to consult with his, her or its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any Contract that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all Equity Interests of the Company identified opposite such Stockholder’s name on Schedule A, and there exist no restrictions on the right to vote, sell or otherwise dispose of such Equity Interests of the Company, other than transfer restrictions under the Securities Act, affecting any such Equity Interests of the Company, other than pursuant to (A) this Company Support Agreement, (B) the Governing Documents of the Company, (C) the Merger Agreement, (D) the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among ENNV and certain security holders of ENNV and the Company, or (E) any applicable securities laws; and (x) the Equity Interests of the Company identified as being held by each Stockholder on Schedule A are the only Equity Interests of the Company Beneficially Owned by such Stockholder as of the date hereof and no such Equity Interests of the Company are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Interests of the Company, except as provided in this Company Support Agreement. As used herein, “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

13)

Each Stockholder hereby agrees and acknowledges that: (i) the Company and, prior to any valid termination of the Merger Agreement in accordance with its terms, ENNV, could be irreparably injured in the event of a breach by any Stockholder of his, her or its obligations under paragraphs 1 or 2 of this Company Support Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief and to specific enforcement of the terms and provisions of this Company Support Agreement, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. In the event that any Action shall be brought in equity to enforce the provisions of this Company Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. Each Stockholder shall also be entitled to seek injunctive relief, in addition to any other remedy that such parties may have in law or in equity, in the event of a breach under this Company Support Agreement.

14)

Through the Closing Date, the Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Stockholder who is a director or officer of the Company or its subsidiaries shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other director or officer of the Company.

15)

If, and as often as, (a) there is any subdivision, stock split, stock dividend, reclassification or similar equity restructuring transaction or any change as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Company that results in a Stockholder acquiring new

Equity Interests of the Company, (b) any Stockholder purchases or otherwise acquires beneficial ownership of any additional Equity Interests of the Company after the date of this Company Support Agreement, or (c) any Stockholder acquires the right to vote or share in the voting of any Equity Interests of the Company after the date of this Company Support Agreement (such Equity Interests of the Company, collectively, the “New Securities”), then, in each case, such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Company Support Agreement to the same extent as if they constituted Equity Interests of the Company owned by such Stockholder as of the date hereof.

16)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

Acknowledged and Agreed:

Fast Radius, Inc.

By:	/s/ Louis Rassey
Name:	Louis Rassey
Title:	Chief Executive Officer

ECP Environmental Growth Opportunities Corp.

By:	/s/ Tyler Reeder
Name:	Tyler Reeder
Title:	President and Chief Executive Officer

[Signature Page to Company Support Agreement]

STOCKHOLDERS:

United Parcel Service General Services Co.

By:	/s/ Brian Dykes
Name:	Brian Dykes
Title:	SVB, Capital Markets

Drive Capital Fund II (TE), L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Drive Capital Fund II, L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Drive Capital Ignition Fund II, L.P.

By:	/s/ Mark Kvamme
Name:	Mark Kvamme
Title:	General Partner

Energize Ventures Fund, LP

By:	/s/ John Tough
Name:	John Tough
Title:	Vice President

Skydeck Holdings II LLC

By:	/s/ Tim Parker
Name:	Tim Parker
Title:	Vice President

[Signature Page to Company Support Agreement]

STOCKHOLDERS:

JCDP-4 LLC

By:	/s/ Mike McMahon
Name:	Mike McMahon
Title:	General Partner

/s/ Louis Rassey
Louis Rassey

/s/ Patrick McCusker
Patrick McCusker

/s/ Bill King
Bill King

/s/ John Nanry
John Nanry

[Signature Page to Company Support Agreement]